Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

PROVIDENT FINANCIAL SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees To Be Paid	Equity	Common stock, par value $0.01 per share	Other	54,839,187	N/A	$1,217,220,323.65	0.00011020	$134,137.68

Fees Previously Paid	–	–	–	–	–	–		–

Carry Forward Securities

Carry Forward Securities	–	–	–	–		–			–	–	–	–

	Total Offering Amounts					$1,217,220,323.65		$134,137.68

	Total Fees Previously Paid							–

	Total Fee Offsets							–

	Net Fee Due							$134,137.68

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A

(1)

The number of shares of common stock, par value $0.01 per share, of Provident Financial Services, Inc. (“Provident” and, such shares, the “Provident common stock”) being registered is based upon (i) the exchange ratio of 0.8319 of a share of Provident common stock for each share of common stock, no par value per share, of Lakeland Bancorp, Inc. (“Lakeland” and, such shares, the “Lakeland common stock”) multiplied by (ii) an estimate of the maximum number of shares of Lakeland common stock issued and outstanding as of November 1, 2022 or issuable or expected to be exchanged (including in respect of Lakeland equity awards) in connection with the merger of NL 239 Corp., a wholly owned subsidiary of Provident, with and into Lakeland (the “merger”), which collectively equals 65,920,407.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (i) the average of the high and low prices of Lakeland common stock as reported on the NASDAQ Global Select Market on November 17, 2022 ($18.465) multiplied by (ii) the estimated maximum number of shares of Lakeland common stock to be converted in the merger (65,920,407).

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0001102.